WORLD FINANCIAL SYSTEMS COMPANY LTD.

EXECUTIVE STOCK OPTION AGREEMENT

World Financial Systems Company Ltd. (the "Company"), desiring to afford an opportunity to the Grantee named below to purchase certain shares of the Company's Common Stock and to purchase certain shares of the Company's Class B Stock to provide the Grantee with an added incentive as an employee of the Company or one or more of its subsidiaries, hereby grants to the Grantee, and the Grantee hereby accepts, an option to purchase the number of such shares specified below, during a term ending at midnight (prevailing local time at the Company's principal office) on the expiration date of this Option specified below, at the option exercise price specified below, subject to and upon the following terms and conditions:

1. Identifying Provisions. As used in this Option, the following terms shall have the following respective meanings:

(a)	Grantee	Donald Stuart Appel
(b)	Date of Grant	June 15, 2002
(c)	Number of Common Shares optioned:	1,000,000
(d)	Option Exercise Price per Common Share	$0.25
(e)	Expiration Date Option Common Shares	June 14, 2007
(f)	Number of "B" Shares optioned:	1,000,000
(g)	Option Exercise Price per "B" Share	$0.01
(h)	Expiration Date Option "B" Shares	June 14, 2007

These options are not intended to be and shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code unless this sentence has been manually lined out and its deletion is followed by the signature of the corporate officer who signed this Option on behalf of the Company.

2. Vesting Schedule and Expiration:
This Option is not exercisable in any part until one year after the date of the grant. Upon the expiration of one year after the grant and subject to the provisions for termination and acceleration herein, this Option shall become exercisable in installments as follows: These Options may not in the aggregate be exercised as to more than 50% of the total number of share of Common Stock optioned and 50% of the total number of shares of "B" Stock optioned until one year after the date of grant. Upon the expiration of two years after the date of grant this Option may be exercised as to all optioned shares for which it had not previously been exercised, until and including the expiration date of this Option where upon the Option shall expire and may thereafter no longer be exercised.

3. Termination Provisions
The right to exercise these Options is subject to the following additional restrictions and limitations

(a) Termination of Employment. If the Grantee's employment by the Company or any of its subsidiaries is terminated for any reason other than death only that portion of the Option exercisable at the time of such termination of employment may thereafter be exercised, and it may not be exercised more than three months after such terminatin nor after the expiration date of this Option, whichever date is earlier, unless such terminatins is by reason of the Grantee's permanent and total disability, in which case such period of three months shall be extended to one year. In all other respects, this Option shall terminate upon such termination of employemnt

(b) Death of Grantee. If the Grantee shall die while these Options remains exercisable, the Grantee's legal representatives or representatives of the persons entitled to do so under the Grantee's last will and testament or under applicable intestate laws shall have the right to exercise this Option, but only for the number of shares as to which this Option might have been exercised on the date of the Grantee's death, and such right shall expire and this Option shall terminate one year after the date of the Grantee's death or on the expiration date of this Option, whichever date is the earlier. In all other respects, this Option shall termianted upon such death

(c) Continuity of Employment. These Options shall not be exercisable in any part during the Grantee's lifetime unless at all times beginning with the date of grant and ending no more than three months prior to the date of exercise the Grantee has, except for military service leave, sick leave or other bona fide leave of absence (such as temporary employment by the United States Government), been in the continuous employ of the Company or a parent of the subsidary thereof, except that such period of three months shall be extended to one year following any termination of such employments by reason of the Grantee's permanent and total disability.

4. Restrictions on Transferability of Option. These Options may not be transferred by the Grantee other than by will or the laws of descent and distribution and may be exercised during the Grantee's lifetime only by the Grantee or the Grantee's guardian or legal representative. However, while these Options are not intended to be treated as an incentive stock option under Section 422 of the Internal Revenue Code (see Section 1 above) they may during the Grantee's lifetime also be transferred to and may thereafter be exercised by members of the Grantee's immediate family, or a partnership whose members include only the Grantee and/or members of the Grantee's immediate family, or a trust for the benefit of only the Grantee and/or members of the Grantee's immediate family; but (a) any such permitted transfer shall not prevent termination of the Options following the Grantee's termination of employment as provided in Section 3 above, and (b) these Options shall terminate immediately if they have been transferred to a partnership or trust as permitted above and any person who is not a member of the Grantee's immediate family becomes a member of such partnership or a beneficiary of such trust. As used herin, the Grantee's immediate family includes only the Grantee's spouse, parents or other ancestors, and children and other direct descendants of the Grantee or of the Grantee's spouse (including such ancestors and descandants by adoption)

5. Adjustments and Corporate Reorganizations. If the outstanding shares of stock of the class then subject to these Options are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities or other forms of property (including cash) or rights, as a result of one or more reorganizations, recapitalizations, spin-offs, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of share or securities or other forms of property (including cash) or rights for which these Options may thereafter be exercised, all without any change in the aggregate exercise price applicable to the unexercised portions of these Options, but with a corresponding adjustment in the exercise price per share or other unit. No fractional share of stock shall be issued under these Options or in connection with any such adjustment. Such adjustments shall be made by or under authority of the Company's board of director whose determinations as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive

Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the classes then subject to these Options are changed into or exchanged for property (including cash), rights or securities not of the Company's issue, or any combination thereof, or upon a sale of substantially all the property of the Company to, or the acquisition of stock representing more than eighty percent (80%) of the voting power of the stock of the Company then outstanding by, another corporation or person, these Options shall terminate unless provision be made in writing in connection with such transfership for the assumption of these Options, or the substitution for these Optionss of Options covering the stock of a successor employer corporation, or a parent or a subsidiary therof, with appropraite adjustments in accordance with the provisions hereinabove in this Section entitle "Adjustments and Corporate Reorganizations" as to the number and kind of shares optioned and their exercise prices, in which event these Options shall continue in the manner and under the terms so provided.

6. Exercise, Payment For and Delivery of Stock. These Options may be exercised by the Grantee or other person then entitled to exercise them by giving four business days' written notice of exercise to the Company specifying the number of shares to be purchased and the total purchase price. If the Company is required to withhold on account of any federal, state or local tax imposed as a result of such exercise, the notice of exercise shall also be accompanied by a check to the order of the Company in payment of the amount thus required to be withheld.

7. Alternative Payment with Stock. Not withstanding the foregoing provisions requiring payment by check, if stock of the classes then subject to these Options is then Publically Traded, payment of such purchase price or any portion thereof may also be made in whold or in part with shares of the same class of stock as that then subject to these Options, surrendered in lieu of the payment of cash concurrently with such exercise, the shares so surrendered to be valued on the basis of the Fair Market of the stock on the date of exercise, in which event the stock certificates evidencing the shares so to be used shall accompany the notice of exercise and shall be duly endorsee or accompanied by duly executed stock powers to transfer the same to the Company; provided, however, that such payment in stock instead of cash shall not be effective and shall be rejected by the Company if (a) the Company is then prohibited from purchasing or acquiring shares of the class of its stock thus tendered to it, or (b) the right or power of the person exercising the Option to deliever such shares in payment of the purchase price is subject to the prior interests of any other person (excepting the Company) as indicated by legends upon the certificate(s) or known to the Company. If the Company rejects the payment in stock, the tendered notice of exercise shall not be effective hereunder unless promptly after being notified of such rejection the person exercisiong the Option pays the purchase price in acceptable form. If and while payment with stock is permitted in accordance with the foregoing provision, the perosn then entitled to exercise these Options may, in lieu of using previously outstanding stock therefor, use some of the shares as to which these Options are then being exercised, in which case the notice of exercise need not be accompanied by any stock certificates but shall include a statement directing the Company to retain so many shares that would otherwise have been delivered by the Company upon exercise of these Options as equals the number of shares that would have been surrendered to the Company if the purchase price had been paid with previously issued stock. If the Company is required to withhold on account of any federal, state or local tax imposed as a result of an exercise of these Options with previously issued stock or by retention of some optioned shares under this Section entitled "Alternative Payment with Stock," the stock surrendered or retained shall include an additional number of shares whose Fair Market Value equals the amount thus required to be withheld.

8. Rights in Stock Before Issuance and Delivery. No person shall be entitled to the privileges of stock ownership of any shares issuable upon exercise of these Options, unless and until such shares have been isssued to such person as fully paid shares.

9. Requirements of Law. By accepting this Option, the Grantee represents and agrees for himself or herself and his or her transferees by will or the laws of descent and distribution that, unless a registration statement under the Securities Act of 1933 is in effect as to shares purchased upon any exercise of these Options, (a) and and all shares so purchased shall be acquired for his or her personal account and not with a view to or for sale in connection with any distribution, and (b) each notice of the exercise of any portion of these Options shall be accompanied by a representation and warranty in writing, signed by the person entitled to exercise the same, that the shares are being acquired in good faith for his or her personal account and not with a view to or for sale in connection with any distribution.

No certificate or certificates for shares purchased upon exercise of these Options shall be issued and delievered unless and until, in the opinion of legal counsel for the Company, such securities may be issued and delivered without causing the Company to be in violation of or incur any liability under any federak, state or other seucrities law or any other requirement of law or of any regulatory body having jurisdiction over the Company.

10. Stock Appreciation Rights. The Grantee or other person entitled to exercise these Options is further hereby granted the right ("Stock Appreciation Right") in lieu of exercising these Options or any portion thereof to receive an amount equal to the lesser of (a) the excess of the Fair Market Value of the stock subject to these Options or such portion thereof over the aggregate exercise price for such shares hereunder as of the date of the Stock Appreciation Right is exercised, or (b) 200% of the aggregate exercise price for such shares hereunder. The amount payable upon exercise of such Stock Appreciation Right may be settled by payment in cash or in shares of the class then subject to these Options valued on the basis of their Fair Market Value on the date Stock Appreciation Right is exercised, or in a combination of cash and such shares so valued. No Stock Appreciation Right may be exercised, in whole or in part, (i) other than in connection with the contemporaneous surrender without exercise of these Options or the portion thereof that corresponds to the portion of the Stock Appreiciation Right being exercise, or (ii) except to the extent that these Options or such portion therof is exercisable on the date of exercise of the Stock Appreciation Right by the Person exercising the Stock Appreciation Right, or (iii) unless the classes of stock then subject to these Options is then Publicly Traded.

11. Company's Right of First Purchase. While and so long as the stock of the classes subject to theses Options has not been Publicly Traded for at least ninety days, and stock issued on exercise of these Options shall be subject to the Company's right of first purchase. By virtue of that right, (a) such stock may not be transferred during the Grantee's lifetime to any person other than members of the Grantee's Immediate Family, or a turst for the benefits of the Grantee and/or members of the Grantee's Immediate Famil, unless such transfer occurs within fifteen days following the expriation of thirty days after the Company has been given a written notice which correctly identified the prospective transferee or transferees and which offered the Company an opportunity to purchase such stock at its Fair Market Value in cash, and such offer was not accepted within thirty days after the Company's receipt of that notice; and (b) upon the Grantee's death, the Company shall have the right to purchase all or some of such stock at its Fair Market Value within nine months after the date of death. This Right of First Purchase shall continue to apply to any such stock after the transfer during the Grantee's lifetime of that stock to a member of the Grantee's Immediate Family or to a family partnership or trust as aforesaid, and after any transfer of that stock with respect to which the Company was offered but did not exercise or waive its right of first purchase or more than nine months after the Grantee's death. The Company may assign all or any portion of its right of first purchase to any one or more of its stockholders, or to a pension or retirement plan or trust for employees of the Company, who may then exercise the right so assigned. Stock certificates evidencing stock subject to this right of first purchase shall be appropriately legended to reflect that right.

12. Notices. Any notice to be given to the Company shall be addressed to the Company in care of its Secretary at its principal office, and any notice ot be given to the Grantee shall be addressed to the Grantee at the address as the Grantee may hereafter designate in writing to the Company. Any such notice shall be deemed duly given when enclose in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified, and deposited, postage and registry or certification fees prepaid, in a post office or branch post office regularly maintained by the United States Postal Serive.

13. Rules of Construction. This Agreement has been executed and delivered by the Company in the State of Nevada, and shall be construed and enforced in accordance with the laws of Nevada, other than any choice of law rules calling for the application of laws of another jurisdiction. Should there be any inconsistency or discrepancy between the provisions of these Options and the terms and conditions of the Executive Compensation Agreement between the Company and the Grantee, the provisions of these Options shall prevail. The receipt of these Options does not give the Grantee any right to continue employment with the Company or any subsidiary for any period, nor shall granting of these Options or the issuance of shares on exercise thereof give the Company or any subsidiary any right to the continued services of the Grantee for any period.

IN WITNESS WHEROF, the Company has granted these Options on the date of grant specified above.

WORLD FINANCIAL SYSTEMS COMPANY LTD.	Donald Stuart Appel
By: /s/ Paul Douglas Brown	/s/ Donald Stuart Appel
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Paul Douglas Brown, President/Vice-Chairman	an individual

By: /s/ Alexis B. Appel
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Alexis B. Appel, Treasurer/Director

By: /s/ Anna M. Rosicka
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Anna M. Rosicka, Secretary/Director

By: /s/ Donald S. Appel
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Donald S. Appel/Chairman